Exhibit 10.31

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE ILEARNINGENGINES, INC. HAS DETERMINED SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LOAN AND SECURITY AGREEMENT

by and among

EAST WEST BANK, as Agent,

the lenders party hereto from time to time, and

ILEARNINGENGINES HOLDINGS, INC., as Borrower,

Dated as of April 17, 2024

Loan Number: [***]
Cost Center: [***]

i

	5.15.	Name; Location of Chief Executive Office; Locations of Collateral	21
	5.16.	Litigation; Commercial Tort Claims	21
	5.17.	Accuracy of Financial Statements	22
	5.18.	Solvency, Payment of Debts	22
	5.19.	Compliance with Laws and Regulations	22
	5.20.	Government Consents	22
	5.21.	Affiliate Transactions	22
	5.22.	Names and Trade Names	22
	5.23.	Delivery of Acquisition Agreement	23
	5.24.	Full Disclosure	23
	5.25.	Taxes	23

6.	AFFIRMATIVE COVENANTS		23

	6.1.	Good Standing and Government Compliance	23
	6.2.	Financial Statements, Collateral Reports and Certificates	24
	6.3.	Inventory; Returns	25
	6.4.	Taxes	25
	6.5.	Insurance	26
	6.6.	Primary Depository	26
	6.7.	Financial Covenants	26
	6.8.	Maintenance of Books and Records	27
	6.9.	Notices	27
	6.10.	Compliance with Laws and Maintenance of Permits	28
	6.11.	Inspection and Field Examinations	29
	6.12.	Collateral	29
	6.13.	Use of Proceeds	29
	6.14.	Intellectual Property	30
	6.15.	Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control	31
	6.16.	[Reserved]	31
	6.17.	Creation of Subsidiaries	31
	6.18.	Consent of Inbound Licensors	31
	6.19.	Lender Management Call	32
	6.20.	Further Assurances	32
	6.21.	Exercise of Rights	32
	6.22.	Escrow Proceeds	32

7.	NEGATIVE COVENANTS		32

	7.1.	Dispositions	32
	7.2.	Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year	32
	7.3.	Mergers or Acquisitions	33
	7.4.	Indebtedness	33
	7.5.	Encumbrances	33
	7.6.	Distributions	33

	7.7.	Investments	34
	7.8.	Transactions with Affiliates	34
	7.9.	Subordinated Debt	34
	7.10.	Inventory and Equipment	34
	7.11.	No Investment Company; Margin Regulation	35
	7.12.	Capital Expenditure Limitations	35
	7.13.	Settling of Accounts	35
	7.14.	Consulting Fees; Compensation	35
	7.15.	ERISA	35
	7.16.	Other Agreements

8.	EVENTS OF DEFAULT		35

	8.1.	Payment Default	35
	8.2.	Covenant Default	35
	8.3.	Material Adverse Change. If there occurs any circumstance or circumstances that results in a Material Adverse Effect as determined by Lender	35
	8.4.	Defective Perfection	36
	8.5.	Levy, Seizure or Attachment	36
	8.6.	Insolvency	36
	8.7.	Other Agreements	36
	8.8.	Subordinated Debt	36
	8.9.	Judgments	36
	8.10.	Misrepresentations	36
	8.11.	Guaranty	37
	8.12.	Change in Control	37
	8.13.	Invalidity of Loan Documents	37

9.	RIGHTS AND REMEDIES		37

	9.1.	Rights and Remedies	37
	9.2.	Power of Attorney	39
	9.3.	Accounts Collection	39
	9.4.	Lender Expenses	40
	9.5.	Liability for Collateral	40
	9.6.	No Obligation to Pursue Others	40
	9.7.	Remedies Cumulative	40
	9.8.	Demand; Protest	40

10.	NOTICES		41

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE		41

	11.1.	Governing Law and Venue	41
	11.2.	JURY TRIAL WAIVER	42
	11.3.	JUDICIAL REFERENCE PROVISION	42

12.	GENERAL PROVISIONS		43

	12.1.	Successors and Assigns	43
	12.2.	Indemnification	43

	12.3.	Time of Essence	43
	12.4.	Severability of Provisions	43
	12.5.	Correction of Loan Documents	43
	12.6	Amendments in Writing, Integration	44
	12.7.	Counterparts; Electronic Execution	45
	12.8.	Survival	46
	12.9.	Confidentiality	46
	12.10.	Patriot Act	47
	12.11.	No Consequential Damages	47
	12.12.	Application of Payments and Proceeds	47
	12.13.	Adjustments; Set-off	48
	12.14.	Taxes	49

13.	AGENT		49

	13.1.	Appointment and Duties	49
	13.2.	Binding Effect	50
	13.3.	Use of Discretion	50
	13.4.	Delegation of Rights and Duties	51
	13.5.	Reliance and Liability	51
	13.6.	Agent Individually	52
	13.7.	Lender Credit Decision	52
	13.8.	Expenses; Indemnities	52
	13.9.	Resignation of Agent	53
	13.10.	Release of Collateral or Guarantors	53

EXHIBITS

A	-	Definitions

B	-	Collateral Description

C	-	Payment/Advance Form

D	-	Form of Compliance Certificate

E	-	Closing Checklist

This LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of April 17, 2024, is entered into by and between ILEARNINGENGINES HOLDINGS, INC., a Delaware corporation (“Borrower”), the financial institutions from time to time party to this Agreement (collectively, “Lenders” and, individually, each a “Lender”), and EAST WEST BANK, a California banking corporation, as collateral agent and administrative agent for Lenders (in such capacity, “Agent”).

RECITALS

Borrower wishes to obtain credit from time to time from Lenders, and Lenders desire to extend credit to Borrower. This Agreement sets forth the terms on which Lenders will extend credit to Borrower, and Borrower will repay the amounts owing to Lenders.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. As used in this Agreement, capitalized terms shall have the respective meanings set forth on Exhibit A. The terms “Account Debtor,” “Chattel Paper,” “Commercial Tort Claims,” “Control,” “Control Agreement,” “Deposit Accounts,” “Documents,” “Electronic Chattel Paper,” “Fixtures,” “General Intangibles,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Security Certificate,” “Intangible Chattel Paper,” and any other term defined in the UCC and used herein without definition shall have the respective meanings given to such terms in the UCC.

1.2. Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP, and all financial covenant calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained in this Agreement, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

1.3. Other Definitional Terms; Rules of Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. References to Sections, subsections, Exhibits, Schedules and the like, are to Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

2. LOAN AND TERMS OF PAYMENT.

2.1. Credit Extensions.

(a) Promise to Pay. Borrower hereby unconditionally promises to pay to Agent for the benefit of Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lenders to Borrower, together with accrued and unpaid interest on the unpaid principal amount of such Credit Extensions at the rates set forth herein, and all other Obligations owing by Borrower to Lenders, in each case as and when due in accordance with the terms hereof.

(b) Revolving Advances.

(i) Amount; Principal and Interest Payments. Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Lenders severally agree to make to Borrower, loans on a revolving credit basis (each a “Revolving Advance” and collectively the “Revolving Advances”) in an aggregate outstanding original principal amount for all Lenders at any time not to exceed the Revolving Line; provided that, as of the Closing Date and at all times thereafter through the earlier of (i) the Revolving Maturity Date and (ii) repayment in full of the Obligations (other than inchoate indemnity obligations for which no claim has been made) and termination of this Agreement, Borrower shall maintain an aggregate balance of outstanding Revolving Advances of at least 15.00% of the Maximum Revolving Advances Limit . Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time, from time to time, without penalty or premium prior to the Revolving Maturity Date, at which time all outstanding Revolving Advances under this Section 2.1(b) together with all accrued but unpaid interest and fees thereon shall be immediately due and payable. If an Overadvance occurs on any date or for any reason, Borrower shall immediately pay to Agent, for the benefit of Lenders, upon Agent’s election and demand, in cash, the amount of such Overadvance, which Agent shall use to repay the outstanding Revolving Advances. Interest shall accrue from the date of each Revolving Advance at the rate specified in Section 2.2(a)(i) and shall be payable in accordance with Section 2.2(c).

(ii) Form of Revolving Advance Request; Lender Funding of Revolving Advances. Whenever Borrower desires a Revolving Advance, Borrower will give the Agent irrevocable notice by e-mail transmission or telephone no later than 9:00 a.m., Pacific time, on the Business Day that the Revolving Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C and delivered by a Responsible Officer. Agent shall promptly notify each Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 1:00 p.m., Pacific time, each Lender shall make available to the Agent the amount of such Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with this Section 2.1(b)) in immediately available funds by wiring such amount to such account as the Agent shall specify. Agent and Lenders shall be entitled to rely on any e-mail or telephonic notice given by a person who Agent and/or Lender reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Agent and Lenders harmless for any damages or loss suffered by such Agent or Lender as a result of such reliance. Agent will credit the amount of Revolving Advances made under this Section 2.1(b) to a deposit account of the Borrower at the Agent as Borrower requests in writing; provided that such deposit account is subject to a perfected security interest in favor of the Agent for the benefit of the Lenders.

(iii) Disbursement of Proceeds of Revolving Advances. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Advance requested by Borrower, or deemed to be requested by Borrower, in lawful money of the United States of America in immediately available funds, (A) in the case of the initial borrowing, in accordance with the terms of the written disbursement instructions from Borrower, and (B) in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower.

(iv) Defaulting Lenders. If and to the extent any Lender (a “Defaulting Lender”) shall not have made its pro rata share of the Revolving Advance available to the Agent in immediately available funds as set forth in this Section 2.1(b) and the Agent in such circumstances has made available to Borrower such amount, that Agent shall, on the Business Day following the date of such Advance (the “Funding Date”), make such amount available to the Agent; provided that Agent shall be entitled to any interest applicable to such Advance for each day during such period. A notice submitted by the Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent demonstrable error. If such amount is so made available, such payment to the Agent shall constitute such Defaulting Lender’s Advance on the Funding Date of such Advance for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify Borrower of such failure to fund and, upon demand by the Agent, Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the Funding Date of such Advance, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Advance, without in any way prejudicing the rights and remedies of Borrower against such Defaulting Lender. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(c) [Reserved].

(d) Bank Products. Borrower may request, and Lenders or their respective affiliates may, in their sole and absolute discretion, provide, Bank Products. If Borrower requests Agent to procure or have Lenders provide Bank Products, then Borrower agrees to pay to Agent for the benefit of Lenders or their affiliates, as applicable, when due all indebtedness, liabilities and obligations with respect to Bank Products and further agrees to indemnify and hold each Lender and/or such affiliates harmless from any and all indebtedness, liabilities, obligations, losses, costs and expenses (including reasonable attorney’s fees) now or hereafter owing to or incurred by such Lender (including those under agreements of indemnifications or assurances provided by such Lender to its affiliates) and/or its affiliates with respect to Bank Products, all as the same may arise. If Borrower shall not have paid to any Lender and/or its affiliates such amounts as the same may arise, such Lender may cover such amounts by a Revolving Advance, which Revolving Advance shall be deemed to have been requested by Borrower. Borrower acknowledges and agrees that (a) all indebtedness, liabilities and obligations with respect to Bank Products provided by any Lender or its affiliates, and all of its agreements under this Section 2.1(d), are part of the Obligations secured by the Collateral, and (b) the obtaining of Bank Products from any Lender or its affiliates, (i) is in the sole and absolute discretion of any such Lender and its applicable affiliates and (ii) is subject to all rules and regulations of any such Lender and its applicable affiliates.

(e) Evidence of Debt. Any promissory note evidencing a Credit Extension shall include the following legend: “This security is issued with “original issue discount” within the meaning of Section 1273(a) of the Code and Treasury Regulations Section 1.1273-1 for U.S. federal income tax purposes. A holder may obtain the issue price, amount of original issue discount, issue date, and yield to maturity for such security by submitting a request for such information to the Company at the following address: Harish Chidambaran, Chief Executive Officer, at 6701 Democracy Boulevard, Suite 300, Bethesda, MD 20817.”

2.2. Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), each Revolving Advance shall bear interest, on the outstanding daily balance thereof, at Adjusted Term SOFR for the applicable Interest Period Rate plus the Applicable Margin.

(b) Default Rate. All outstanding Obligations shall bear interest, at Bank’s option, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two percent (2.00%) above the interest rate applicable immediately prior to the occurrence of the Event of Default, or such lesser amount Agent or the Required Lenders elect to impose from time to time in their sole discretion; provided, that in the case of an Event of Default under Section 8.1 or Section 8.6, such higher rate shall automatically apply without the need for Agent or the Required Lenders to make any election.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each quarter during the term hereof. Agent shall, at its option, charge such interest, all Lender Expenses, all Periodic Payments and all other Obligations against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Application of Term SOFR to Outstanding Loans; Interest Periods; Computation of Interest and Fees.

(i) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 2.4 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

(ii) Borrower may on any Business Day, subject to delivery of a notice of continuation, elect to continue any Term SOFR Loan at the end of its Interest Period as a Term SOFR Loan.

(iii) Borrower shall give Agent a notice of continuation by 11:00 a.m. New York time at least three (3) Business Days before the requested continuation date. Each notice of continuation is irrevocable, and shall specify the amount of Loans to be continued, the continuation date (which shall be a Business Day), and the duration of the Interest Period (as defined below) (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrower has failed to deliver a notice of continuation, the Loan shall be deemed to be continued with an interest period of one month. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate, or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate, or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to Lender, Borrower or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

(iv) Borrower shall select an interest period (“Interest Period”) of one or three months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that: (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one or three months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; (c) no Interest Period shall extend beyond the Revolving Maturity Date; and (d) no tenor that has been removed from the definition of “Interest Rate” pursuant to 2.10 shall be available for specification in any notice of borrowing or notice of continuation.

2.3. Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of fees, principal of and interest on the Credit Extensions shall be made by Agent pro rata according to the respective Revolving Advance Commitment Percentages then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off, deduction or counterclaim and shall be made prior to 12:00 noon, Pacific time, on the due date thereof to the Agent, for the account of the Lenders. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. Except during the continuance of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Agent shall (except as otherwise directed by the Required Lenders) immediately apply any wire transfer of funds, check, or other item of payment Agent may receive to reduce Obligations in accordance with the terms of this Agreement (on a pro rata basis), but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Agent after 12:00 noon Pacific time shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Agent for the benefit of the Lenders under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4. Fees. Borrower shall pay to Agent, for the ratable benefit of each Lender having a commitment hereunder, the following, each of which shall be non-refundable when paid:

(a) Lender Expenses. (i) All Lender Expenses incurred through the Closing Date, and, (ii) after the Closing Date, all Lender Expenses, as and when requested by Agent. Lender Expenses due on the Closing Date may be paid by way of a Revolving Advance under the Revolving Line.

2.5. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;

(ii) subject the Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Revolving Advances made by Lender, and such Change in Law has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Agent or the Revolving Advances made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender, as the case may be, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered. The agreements in this Section shall survive the termination of this Agreement and the payment of all Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).

(b) If any Lender determines that any such Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Revolving Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The agreements in this Section shall survive the termination of this Agreement and the payment of all Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, including a calculation of the amount in reasonable detail, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Any such certificate must be delivered within six (6) months after the incurrence by the Lender or its holding company, as the case may be, of the amounts set forth therein (except that, if such Change in Law giving rise to such amounts is retroactive, then the six (6) month period referred to herein shall be extended to include the period of retroactive effect thereof).

2.6. Illegality. If Agent determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for and Agent or its applicable lending office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Revolving Advance or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by Agent to Borrower, (a) any obligation of Agent to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Revolving Advance (or to charge interest or fees otherwise applicable thereto), or to continue or convert Revolving Advances as Term SOFR Loans, shall be suspended, (b) if such notice asserts the illegality of Agent to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to Lender’s Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until Agent notifies Borrower that the circumstances giving rise to Lender’s determination no longer exist. Upon delivery of such notice, Borrower shall prepay or convert Term SOFR Loans of Agent to Base Rate Loans, either on the last day of the Interest Period therefor, if Agent may lawfully continue to maintain the Revolving Advance to such day, or immediately, if Agent cannot so maintain the Revolving Advance. Upon any prepayment or conversion of a Loan pursuant to this Section 2.6, Borrower shall also pay accrued interest on the amount so prepaid or converted.

2.7. Taxes.

(a) Withholding. Any and all payments by Borrower or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without reduction or withholding for any Indemnified Taxes, except as provided by applicable law; provided that, if Borrower shall be required by any applicable law (as determined in the good faith discretion of Borrower) to deduct or withhold any Tax from such payments, then: (i) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deductions or withholdings have been made (including such deductions applicable to additional sums payable under this Section 2.7(a)), Agent receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made; (ii) Borrower shall be entitled to make such deductions or withholdings; and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. Without limiting the provisions of Section 2.7(a), Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of Lender, timely reimburse it for the payment of such Other Taxes.

(c) Indemnity. The Loan Parties shall jointly and severally indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) paid by Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Agent shall be conclusive absent manifest error.

(d) Receipts. If requested in writing by Agent, Borrower shall deliver to Lender, as soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Refunds. If Agent receives a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.7, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower pursuant to this Section 2.7(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent in the event Agent is required to repay such refund to such Governmental Authority. This Section 2.7(e) shall not be construed to require Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(f) Status of Lender.

(i) If Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Agent shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation as will permit any payment to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable the Loan Parties to (i) determine whether or not Lender: (A) is subject to withholding (including backup withholding and withholding under FATCA) or information reporting requirements and (B) has complied with Lender’s obligations under FATCA, and (ii) comply with the Loan Parties’ obligations under FATCA. For purposes of the foregoing, “FATCA” shall include any amendments made to FATCA after the date hereof.

(ii) Without limiting the generality of Section 2.7(f)(i), on or about the date hereof and from time to time thereafter upon the reasonable request of Borrower, Agent shall deliver to Borrower an executed copy of IRS Form W-9 certifying that Agent is exempt from U.S. federal backup withholding tax. At the time of any transfer or assignment of Lender’s rights under any Loan Document, and from time to time thereafter upon the reasonable request of Borrower, the transferee or assignee shall deliver to Borrower executed copies of IRS Form W-9 or the appropriate series of IRS Form W-8 and all required attachments thereto, and, in the case of any foreign transferee or assignee claiming the portfolio interest exemption, an executed certificate substantially in the form of Exhibit F-1, F-2, F-3, or F-4, as applicable.

(iii) If any form, certification, or documentation previously delivered by Agent to Borrower pursuant to this Section 2.7(f) expires or becomes obsolete or inaccurate in any respect, Agent or its transferee or assignee, as applicable, shall update such form, certification, or documentation or promptly notify Borrower in writing of its legal inability to do so.

(g) Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, Lender, the termination of any Credit Extension, and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

2.8. [Reserved].

2.9. Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) remain outstanding or Lenders have any obligation to make Credit Extensions under this Agreement which obligation shall terminate on the Revolving Maturity Date. Notwithstanding the foregoing, Lenders shall have the right pursuant to Section 9.1(c) to terminate their obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Borrower may elect to terminate this Agreement at anytime upon five (5) days written notice subject to repayment in full of the Obligations (other than inchoate indemnity obligations for which no claim has been made).

2.10. Inability to Determine Rates and Benchmark Replacement Setting.

(a) Inability to Determine Rate. Subject to this Section 2.10, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(i) Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii) Agent determines that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to Agent of funding such Loan, the Agent will promptly so notify the Borrower;

(iii) then Agent shall give the Borrower prompt written, telephonic or written notice of such determination. Upon notice thereof by Agent to the Borrower, any obligation of Agent to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for an Loan of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11. Subject to this Section 2.10, if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by Agent without reference to the definition of “Base Rate” until Agent revokes such determination.

(b) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (and any swap obligations shall be deemed not to be a “Loan Document” for purposes of this Section 2.10(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(i) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(ii) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.10). Any determination, decision or election that may be made by the Agent pursuant to this Section 2.10(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10(b).

(iii) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Loan, or any conversion to or continuation of a Term SOFR Loan, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or a conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.11. Increase in Maximum Revolving Advances Amount.

(a) Borrower may, at any time, request (an “Increase Request”) that the Maximum Revolving Advances Amount be increased by (1) one or more of the current Lenders increasing their Revolving Advance Commitment (any current Lender which elects to increase its Revolving Advance Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Advance Commitment hereunder , subject to the following terms and conditions:

(i) All Increase Requests shall be subject to the sole and absolutely consent of the Agent;

(ii) No current Lender shall be obligated to increase its Revolving Advance Commitment and any increase in the Revolving Advance Commitment by any current Lender shall be in the sole discretion of such current Lender;

(iii) Borrower may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrower;

(iv) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(v) After giving effect to such increase, the Maximum Revolving Advances Amount shall not exceed $60,000,000;

(vi) Borrower may not request an increase in the Maximum Revolving Advance Amount under this Section 2.11 more than four (4) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;

(vii) Borrower shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of its corporate secretary with attached resolutions certifying that the increase in the Revolving Advance Commitments has been approved by Borrower, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by Borrower herein and in the other Loan Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date) and (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the other Loan Documents executed by Borrower as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the other Loan Documents in light of such increase;

(viii) If Requested by any Lender, Borrower shall execute and deliver (1) to each Increasing Lender a replacement promissory note reflecting the new amount of such Increasing Lender’s Revolving Advance Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender, if any, shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Advance Commitment;

(ix) Any New Lender shall be subject to the approval of Agent in its sole and absolute discretion;

(x) Borrower shall have paid to Agent a commitment fee in an amount equal to 1.00% of the principal amount of the requested Increase Request, which shall be due and payable as of the date of the funding of such Increase Request;

(xi) Each Increasing Lender shall confirm its agreement to increase its Revolving Advance Commitment pursuant to an acknowledgement in a form acceptable to Agent, signed by it and Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(xii) Each New Lender shall execute a lender joinder in substantially the form of Exhibit ___ pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Advance Commitment as set forth in such lender joinder.

(b) On the effective date of such increase, (i) Borrower shall repay all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 2.5, 2.6 or 2.7; provided that subject to the other conditions of this Agreement, the Borrower may request new Revolving Advances on such date and (ii) the Revolving Advance Commitment Percentages of Lenders holding a Revolving Advance Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Advance Commitment Percentage is equal to (x) the Revolving Advance Commitment of such Lender divided by (y) the aggregate of the Revolving Advance Commitments of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Advance Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Advance Commitment Percentages contemplated by this Section 2.11.

(c) On the effective date of such increase, Borrower shall pay all cost and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrower and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any other Loan Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the other Loan Documents in light of such increase).

3. CONDITIONS OF LOANS.

3.1. Conditions Precedent to Initial Credit Extension. The obligation of Agent to make the initial Credit Extensions hereunder are subject to the satisfaction or waiver on or before the date hereof of each of the following conditions:

(a) Agent shall have received, in form and content acceptable to Agent, fully executed copies of the documents and other deliverables set forth on Exhibit E to (other than those listed under the heading “Post Closing Deliverables and Covenants”);

(b) since December 31, 2023, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by Agent in its Permitted Discretion;

(c) Agent shall have received payment of the fees and Lender Expenses then due pursuant to Section 2.4;

(d) Agent shall have conducted, or caused to be conducted, and been satisfied with the results of, a field examination of the Collateral;

(e) Agent shall have received final executed copies of the Merger Agreement, and all related agreements, documents and instruments as in effect on the Closing Date and the transactions contemplated by such documentation shall be consummated prior to or simultaneously with the making of the initial Revolving Advance including, without limitation, the receipt by Borrower of a cash capital contribution in the sum of $30,000,000;

(f) Loan Parties shall have $25,000,000 of Liquidity in the form of cash and cash equivalents held with Lender;

(g) Agent shall have received Borrower’s current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated balance sheets and income statements for the most recently ended quarter in accordance with Section 6.2, and such other updated financial information as Agent may reasonably request; and

(h) Loan Parties shall have executed and delivered to Agent all such other documents, instruments and agreements as Agent may reasonably deem necessary or appropriate.

3.2. Conditions Precedent to all Credit Extensions. The obligation of Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) if such Credit Extension is for a Revolving Advance, timely receipt by Lenders of a Payment/Advance Form as provided in Section 2.1(b)(ii); and

(b) the representations and warranties contained in Article 5 shall be true, and correct and complete in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, and correct and complete in all material respects as of such other date, and those representations and warranties already subject to materiality or a Material Adverse Effect condition shall be true, and correct and complete in all respects); and

(c) no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.

The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1. Grant of Security Interest. Borrower grants and pledges to Agent, for the benefit of Lenders, a continuing security interest in and Lien on all Collateral, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, to secure the prompt payment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Subject only to Permitted Liens, such security interest constitutes a valid, first-priority security interest in all presently existing Collateral, and will constitute a valid, first-priority security interest in all after-acquired Collateral. Notwithstanding any termination of this Agreement, Agent’s Lien, for the benefit of Lenders, on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are outstanding or any Lender has any obligation to make Credit Extensions under this Agreement.

4.2. Perfection of Security Interest. Borrower authorizes Agent to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower and (ii) contain any other information required by the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall from time to time endorse and deliver to Agent, at the request of Agent, all Negotiable Collateral and other documents that Agent may reasonably request, in form satisfactory to Agent, to perfect and continue perfected Agent’s security interests, for the benefit of Lenders, in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Agent chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Material Collateral is in possession of a third party bailee, Borrower shall use commercially reasonable efforts to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Agent, (ii) obtain Control of any Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Agent. Borrower will not create any Chattel Paper without placing a legend on the Chattel Paper acceptable to Agent indicating that Agent has a security interest in the Chattel Paper. Borrower from time to time may deposit with Agent, for the benefit of Lenders, specific cash collateral to secure specific Obligations; Borrower authorizes Agent to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3. Pledge of Shares. Borrower hereby pledges, assigns and grants to Agent, for the benefit of Lenders, a security interest in and Lien on all of Borrower’s right, title and interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (collectively, the “Shares Collateral”, as security for the performance of the Obligations. The certificate or certificates for the Shares, if any, will be delivered to Agent, accompanied by an instrument of assignment undated and duly executed in blank by Borrower, and Borrower shall cause the books of each entity whose shares are part of the Shares and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default, Agent may effect the transfer of the Shares into the name of Lender, and cause new certificates representing such securities to be issued in the name of Agent or its transferee, and shall thereafter have the right to exercise all voting rights with respect to the Shares. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.4. Assignment of Insurance. As additional security for the payment and performance of the Obligations, Borrower hereby assigns to Agent, for the benefit of Lenders, any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such monies directly to Agent, for the benefit of Lenders. At any time upon the occurrence and during the continuance of an Event of Default, Agent may (but need not), in Agent’s name or in Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. After the occurrence and during the continuance of an Event of Default, subject to Section 2.8, any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied, at the option of Agent, either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Agent for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

4.5. Cash Management. Borrower hereby represents and warrants that all Deposit Accounts and all other depository and other accounts maintained by Borrower as of the Closing Date are described in Section 32 of the Perfection Certificate, which description includes the name of the financial institution at which such account is maintained, the account number, and the purpose of such account. After the Closing Date, Borrower shall not open any new Deposit Accounts or any other depository or other accounts without the prior written consent of Agent and without updating Section 32 of the Perfection Certificate to reflect such Deposit Accounts or other accounts, as applicable, and all new Deposit Accounts or other accounts shall be maintained in accordance with Section 6.6. No Deposit Accounts or other accounts of Borrower shall at any time constitute a Restricted Account other than accounts expressly indicated on Section 32 of the Perfection Certificate as being a Restricted Account (and Borrower hereby represents and warrants that each such account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Borrower will, at its expense establish (and revise from time to time as Agent may require) procedures acceptable to Agent, in Agent’s sole discretion, for the collection of checks, wire transfers and all other proceeds of all of Borrower’s Accounts and other Collateral (“Collections”), which shall include depositing all Collections received by Borrower into one or more bank accounts maintained in the name of Borrower (but as to which upon the occurrence and during the continuance of a Springing DACA Event, Agent will have exclusive access) (each, a “Springing DACA Account”), under an arrangement acceptable to Agent in its sole discretion with a depository bank satisfactory to Agent’s in its sole discretion, pursuant to which all funds deposited into each Springing DACA Account are, upon the occurrence and during the continuance of a Springing DACA Event, to be transferred to Agent in such manner, and with such frequency, as Agent shall specify. Borrower agrees to execute, and to cause its depository banks and other financial institutions at which Deposit Accounts are maintained to execute, such springing deposit account control agreements and other documentation as Agent shall require in its Permitted Discretion from time to time in connection with the foregoing, all in form and substance satisfactory to Agent in its sole discretion, and in any event such arrangements and documents must be in place on the Closing Date with respect to accounts in existence on the Closing Date, in each case excluding Restricted Accounts.

4.6. Account Statements. On a monthly basis, Agent shall deliver to Borrower an account statement showing all Credit Extensions, charges and payments, which shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Agent in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1. Due Organization and Qualification. Each Loan Party is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2. Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s organizational documents, nor will they constitute an event of default under any material agreement by which any Loan Party is bound, including the Merger Agreement. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3. Enforceability. The Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4. Indebtedness. Except for Permitted Indebtedness and the Obligations, no Loan Party is obligated (directly or indirectly), for any loans or other Indebtedness.

5.5. Margin Security and Use of Proceeds. None of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

5.6. Subsidiaries. Except as set forth Section 23 of the Perfection Certificate or as otherwise permitted by the definition of Permitted Investments, no Loan Party has any Subsidiaries, nor is any Loan Party engaged in any joint venture or partnership with any other Person.

5.7. No Defaults. No Loan Party is in default under any material contract, lease or commitment to which it is a party or by which it is bound which would reasonably be expected to result in a Material Adverse Effect. Borrower does not know of any dispute regarding any contract, lease or commitment of any Loan Party which would reasonably be expected to result in a Material Adverse Effect or that is in an amount greater than $1,000,000.

5.8. Employee Matters. There are no controversies pending or threatened between any Loan Party and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each Loan Party is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect.

5.9. Intellectual Property.

(a) Intellectual Property Rights. The Perfection Certificate contains a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which each Loan Party is the owner of record (the “Intellectual Property”). Except as disclosed on the Perfection Certificate, (i) each Loan Party owns the Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens (other than Permitted Liens), whether by written agreement or otherwise, (ii) no Person other than the applicable Loan Party owns or has been granted any right in the Intellectual Property (other than Permitted Liens), (iii) all material Intellectual Property is valid, subsisting and enforceable and (iv) the applicable Loan Party has taken all commercially reasonable action necessary to maintain and protect the Intellectual Property. To the knowledge of the Loan Parties, the use of such Intellectual Property by each Loan Party and the operation of its businesses does not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in the Perfection Certificate, no claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened in writing, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Licensed Intellectual Property. No Loan Party possesses any licenses other than (i) as set forth in the Perfection Certificate, (ii) readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks and (iii) other licenses constituting Permitted Liens.

5.10. Environmental Matters. No Loan Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Loan Party comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Loan Party or its business, operations or assets or any properties at which any Loan Party, has transported, stored or disposed of any Hazardous Materials. No Loan Party has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

5.11. ERISA Matters. Except as set forth in the Perfection Certificate, neither any Loan Party nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Each Plan is in compliance with, and has been operated in accordance with, all applicable laws, including ERISA and the Code, and the terms of such Plan, and Borrower does not have liability for any material fine, penalty, excise tax, or damage with respect to any Plan. Neither any Loan Party nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status. Neither any Loan Party nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

5.12. Anti Money Laundering and Economic Sanctions Laws.

(a) To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance with (i) the Patriot Act in all material respects and (ii) any applicable anti money laundering laws or any applicable Sanctions requirements of law that in each case are binding on them, except in the case of this clause (ii) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. To the knowledge of management of the Borrower, none of the Loan Parties, their respective Subsidiaries or their respective officers or directors is an Embargoed Person.

(b) No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) None of the Loan Parties or their respective Subsidiaries or, to the knowledge of management of the Borrower, any of their respective officers and directors, will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

5.13. Beneficial Ownership Certification. The information included in the beneficial Ownership Certification is true and correct in all material respects.

5.14. Collateral.

(a) Each applicable Loan Party has rights in or the power to transfer its portion of the Collateral, and its title to such Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

(b) All Inventory, if any, is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

(c) No Equipment is a fixture to real estate unless such real estate is owned by a Loan Party and is subject to a mortgage in favor of Agent or if such real estate is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Agent.

(d) Except as set forth in the Perfection Certificate or as permitted by Sections 6.6 or 7.10, none of the Collateral is maintained or invested with a Person other than Agent, Lenders or their respective affiliates.

5.15. Name; Location of Chief Executive Office; Locations of Collateral. Except as disclosed in Section 2 of the Perfection Certificate, no Loan Party has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower, at which Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, is located in the Chief Executive Office State at the address indicated in Section 10 hereof; the chief executive office of each Loan Party (other than Borrower), at which such Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, is disclosed in Section 16 of the Perfection Certificate. The Collateral, including the Equipment (except any part thereof which Borrower shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the address set forth on Section 10 hereof or other locations as set forth in the Perfection Certificate or as permitted by Section 7.10, and at other locations within the continental United States of which Agent has been advised by Borrower in writing.

5.16. Litigation; Commercial Tort Claims. Except as set forth in Sections 40 and 41 of the Perfection Certificate or as disclosed to Agent pursuant to Section 6.9(c), there are no actions or proceedings pending by or against any Loan Party or any Subsidiary of any Loan Party before any court or administrative agency. There are no such actions or proceedings in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect. No Loan Party has any Commercial Tort Claims pending other than (a) those set forth in Sections 40 and 41 of the Perfection Certificate and (b) those of which Agent has been advised by Borrower in writing following the Closing Date.

5.17. Accuracy of Financial Statements. All consolidated financial statements related to any Loan Party or any Subsidiary of any Loan Party that are delivered to Agent hereunder (including those delivered prior to the Closing Date) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby and fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date thereof and the results of operations of such Persons for the period then ended. There has not been a material adverse change in the consolidated financial condition of the Loan Parties and their Subsidiaries since the date of the most recent audited financial statements submitted to Agent.

5.18. Solvency, Payment of Debts. The Loan Parties, on a consolidated basis, are able to pay their debts (including trade debts) as they mature; the fair saleable value of the Loan Parties’ assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; and the Loan Parties, on a consolidated basis, are not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.19. Compliance with Laws and Regulations. Each Loan Party has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in such Loan Party incurring any liability that could have a Material Adverse Effect. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each Loan Party is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No Loan Party has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.

5.20. Government Consents. Each Loan Party has obtained all consents, approvals, franchises, certificates, licenses, permits and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Loan Party’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.21. Affiliate Transactions. Except as set forth in the Perfection Certificate or as otherwise permitted by this Agreement, no Loan Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

5.22. Names and Trade Names. Borrower’s name has always been as set forth on the first page of this Agreement and no Loan Party uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth in Section 2 of the Perfection Certificate.

5.23. Delivery of Merger Agreement. Agent has received complete copies of the Merger Agreement and related material documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or material agreements affecting the terms thereof. None of such documents and agreements have been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lender.

5.24. Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Agent or in the Merger Agreement taken together with all such certificates and written statements furnished to Agent by any Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, in light of the circumstances under which statements were made, not materially misleading, it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may materially differ from the projected or forecasted results.

5.25. Taxes. Each Loan Party and its Subsidiaries has filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien on the assets of any Loan Party other than Permitted Liens.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Agent may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1. Good Standing and Government Compliance. Borrower shall maintain, and at Agent’s request provide Agent evidence of, its organizational existence and good standing in the Borrower State, shall maintain, and at Agent’s request provide Agent evidence of, qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Agent the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Each Loan Party other than Borrower shall maintain, and at Agent’s request provide Agent evidence of, its organizational existence and good standing in its state of organization, shall maintain, and at Agent’s request provide Agent evidence of, qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Agent the organizational identification number issued to such Loan Party by the authorities of the state in which such Loan Party is organized, if applicable. Each Loan Party shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Each Loan Party shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2. Financial Statements, Collateral Reports and Certificates. Borrower shall deliver the following to Agent:

(a) within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated financial statements of the Loan Parties prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified on such financial statements of an independent certified public accounting firm selected by Borrower and reasonably acceptable to Agent (it being understood that Marcum LLP is acceptable to Lender) and a copy of any management letter sent to Borrower by such accountants;

(b) within forty-five (45) days after the end of each fiscal quarter, company-prepared consolidated financial statements, including a balance sheet and statements of income, retained earnings and cash flow, and a comparison against budget for such period, in a form reasonably acceptable to Agent and certified by a Responsible Officer;

(c) no later than sixty (60) days after the ending of each Fiscal Year, the Loan Parties’ financial and business projections and budget (including a balance sheet, an income statement, a statement of cash flows, an availability projection, and a demonstration of pro forma financial covenant compliance), presented in a month-by-month format, for such Fiscal Year, with written certification signed by a Responsible Officer of approval thereof by Borrower’s board of directors, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent;

(d) no later than thirty (30) days after the ending of each calendar month, a summary aging, by vendor, of Borrower’s accounts payable and any book overdraft and an aging, by vendor, of any held checks (delivered electronically in an acceptable form);

(e) within one hundred twenty (120) days after the last day of each Fiscal Year, a report signed by Borrower, in form reasonably acceptable to Agent, listing any applications or registrations that any Loan Party has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in each Loan Party’s Patents, Copyrights or Trademarks, including but not limited to any subsequent ownership right of any Loan Party in or to any Trademark, Patent or Copyright not previously identified to Agent;

(f) concurrently with delivery of the annual financial statements required by clause (a) above and the quarterly financial statements required by clause (b) above, a Compliance Certificate certified as of the last day of the applicable quarter or Fiscal Year and signed by a Responsible Officer of Borrower, in substantially the form of Exhibit D hereto;

(g) no later than thirty (30) days after the end of each calendar month, a Recurring Revenue and churn report in form and based on methodology acceptable to Agent;

(h) promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the SEC, as well as promptly providing to Agent copies of any reports and proxy statements delivered to its shareholders;

(i) promptly following any request therefor, Borrower shall provide information and documentation reasonably requested by Agent for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Agent; and

(j) promptly following request therefor by Agent, such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

Borrower may deliver to Agent on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Agent shall be entitled to rely on the information contained in the electronic files, provided that Agent in good faith believes that the files were delivered by a Responsible Officer.

Documents required to be delivered pursuant to the terms of this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address or when such documents are filed with EDGAR.

6.3. Inventory; Returns. Each Loan Party shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between each Loan Party and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of such Loan Party, as they exist on the Closing Date.

6.4. Taxes. Each Loan Party shall make due and timely payment or deposit (subject to validly filed extensions) of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Agent, upon reasonable request, proof reasonably satisfactory to Agent indicating that such Loan Party has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that no Loan Party need make any payment or deposit if (i) the amount or validity of such payment or deposit is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien on the assets of any Loan Party other than Permitted Liens.

6.5. Insurance.

(a) Each Loan Party, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Loan Party’s business is conducted on the date hereof. Each Loan Party shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar in size and scope to such Loan Party’s business.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Agent. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent, showing Agent as a lender’s loss payee, and all liability insurance policies shall show Agent as an additional insured and, in each case, specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason. Upon Agent ’s request, Borrower shall deliver to Agent certified copies of the policies of insurance and evidence of all premium payments. As long as no Default Period is in effect, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Agent has been granted a first priority security interest. If a Default Period is in effect, all proceeds payable under any such policy shall, at Agent’s option, be payable to Agent to be applied on account of the Obligations.

6.6. Primary Depository. From and after the date that is 90 days after the Closing Date (or such later date as Agent may agree in its sole discretion), each Loan Party shall maintain its primary business depository relationship with East West Bank, including general operating, collections and administrative deposit accounts and cash management services, and shall maintain its primary investment accounts with East West Bank or East West Bank ’s Affiliates. At all times from and after such date, the Loan Parties shall not maintain deposit accounts at any other institution except that the Loan Parties may maintain up to $750,000 in deposit accounts not held at Bank; provided that each Loan Party shall cause all banks or other depositary institutions with which such Loan Party maintains any deposit account (other than Restricted Accounts) to enter into a deposit account control agreement with Agent, in form and reasonably substance satisfactory to Agent. On the Closing Date, the Loan Parties shall cause at least 75% of the domestic cash and cash equivalents of the Loan Parties to be held in deposit or investment accounts maintained with East West Bank.

6.7. Financial Covenants.

(a) Minimum Liquidity. Loan Parties shall maintain Liquidity, at all times, of not less than $8,000,000; provided, that, at least $8,000,000 of such Liquidity shall be in the form of cash and cash equivalents held with Lender.

(b) Minimum Fixed Charge Coverage Ratio. Loan Parties and their Subsidiaries, on a consolidated basis, shall cause to be maintained as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.35 to 1.00, measured on a rolling four (4) quarter basis.

(c) Minimum Revenue Performance to Plan. Parent’s consolidated revenue, determined in accordance with GAAP, shall be, as of the last day of each fiscal quarter, for each fiscal quarter during the fiscal year ending December 31, 2024, equal to or greater than eighty percent (80%) of Parent’s consolidated revenue for the trailing three (3) month period then ended as of the last day of such calendar quarter as set forth in Borrower’s most recent financial and business projections and budget delivered prior to the Closing Date and attached hereto as Exhibit G.

(d) Maximum Leverage Ratio. As of the end of any Fiscal Quarter during each period below, Borrowers shall maintain a Leverage Ratio for the immediately trailing four-Fiscal Quarter measurement period then ended of not more than the amount set forth below for each such measurement period; provided, that the Leverage Ratio amounts may be modified, in Agent’s sole discretion, after Borrower provides Agent with evidence, in form and substance acceptable to Agent, that Borrower has received the proceeds of Subordinated Debt after the Closing Date in an aggregate amount satisfactory to Agent:

Period	Required Leverage Ratio
March 31, 2024 – September 30, 2024	4.50:1.00
December 31, 2024 – September 30, 2025	4.00:1.00
December 31, 2025 – September 30, 2026	3.50:1.00
December 31, 2026 – Revolving Maturity Date	3.00:1.00

6.8. Maintenance of Books and Records. Each Loan Party shall at all times keep materially accurate and complete books, records and accounts with respect to all of such Loan Party’s business activities, in accordance with GAAP subject to normal year end audit adjustments and the absence of footnotes.

6.9. Notices. Borrower shall provide written notice to Agent of the following:

(a) Locations. Promptly upon becoming aware of (but in no event less than ten (10) days prior to the occurrence thereof) the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of any Loan Party’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Loan Party has previously advised Agent that such Goods will be used.

(b) [Reserved].

(c) Litigation and Proceedings. Promptly upon becoming aware thereof, (i) of any litigation, arbitration, governmental investigation or other actions or proceedings which are pending or threatened against any Loan Party or any Subsidiary or to which any of the properties of any thereof is subject which involves an amount in controversy in excess of $1,000,000, or which could reasonably be expected to have a Material Adverse Effect, and (ii) of any Commercial Tort Claims of any Loan Party involving expected damages in excess of $1,000,000 which may arise.

(d) Names and Trade Names. Within ten (10) days after the change of any Loan Party’s name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(e) ERISA Matters. Promptly upon (i) the occurrence of any Reportable Event which might result in the termination by the PBGC of any Plan covering any officers or employees of any Loan Party, any benefits of which are, or are required to be, guaranteed by the PBGC, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefore, (iii) its intention to terminate or withdraw from any Plan, (iv) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (v) the failure of any Loan Party or any ERISA Affiliate of any member of the Controlled Group or any other Person to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Plan, (vi) the taking of any action with respect to a Pension Plan which could result in the requirements that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, (vii) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any ERISA Affiliate or any member of the Controlled Group of any liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan) in excess of $1,000,000, (viii) any increase in excess of $1,000,000 in the contingent liability of any Loan Party with respect to any post-retirement welfare plan benefit, or (ix) any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(f) Environmental Matters. Immediately upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects any Loan Party or its business operations or assets or any properties at which any Loan Party has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(g) Default; Material Adverse Change. Promptly of (i) any Material Adverse Effect, (ii) the occurrence of any Event of Default hereunder, or (iii) the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrower to Agent in writing and shall describe the steps being taken by any Loan Party or any Subsidiary affected thereby with respect thereto.

6.10. Compliance with Laws and Maintenance of Permits. Each Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect and such Loan Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including Environmental Laws and statutes, orders, regulations, rules and ordinances relating to employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect. Following any determination by Agent that there is non-compliance, or any condition which requires any action by or on behalf of any Loan Party in order to avoid non-compliance, with any Environmental Law, at Borrower’s expense cause an independent environmental engineer acceptable to Agent to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

6.11. Inspection and Field Examinations. Each Loan Party shall permit Agent, or any Persons designated by Agent, to call at such Loan Party’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Loan Party’s books, records, journals, orders, receipts and any correspondence and other data relating to such Loan Party’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Loan Party’s business as Agent may consider reasonable under the circumstances; provided however, that unless an Event of Default has occurred and is continuing, such field exams or audits shall occur no more than once per calendar year. Borrower shall furnish to Agent such information relevant to Agent’s rights under the Loan Documents as Agent shall at any time and from time to time reasonably request. Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise, provided that prior to the occurrence of an Event of Default, Agent shall conduct such verification in the name of a nominee of Agent or in Borrower’s name. Borrower authorizes Agent to discuss the affairs, finances and business of the Loan Parties with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of the Loan Parties with Borrower’s independent public accountants. Any such discussions shall be without liability to Agent or to such independent public accountants. For each inspection or audit conducted by Agent hereunder, Borrower shall pay to Agent (a) fees at Lender’s then-current per diem rate, plus (b) all documented costs and out-of-pocket expenses incurred by Agent; provided, however, that, notwithstanding the foregoing or anything else contained herein, Borrower shall have no obligation to pay for more than one (1) field exams or audits per calendar year while no Default Period exists. All such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

6.12. Collateral. Each Loan Party shall keep the Collateral in good condition, repair and order, ordinary wear and tear excepted, and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Subject to the limitations on inspection rights set forth in Section 6.11, each Loan Party shall permit Agent to examine any of the Collateral at any time and wherever the Collateral may be located and, each Loan Party shall, immediately upon request therefor by Agent, deliver to Agent any and all evidence of ownership of any of the Equipment including certificates of title and applications of title. Each Loan Party shall, at the request of Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent, for the benefit of Lenders hereunder.

6.13. Use of Proceeds. Borrower shall use the proceeds of each Credit Extension solely for (a) the refinancing on the Closing Date of existing Indebtedness in favor of Western Technology Investments and (b) Borrower’s business purposes, consistent with Borrower’s business as conducted on the Closing Date.

6.14. Intellectual Property.

(a) Borrower shall maintain adequate licenses, Patents, Copyrights, Trademarks and other Intellectual Property to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights. (b) Borrower shall promptly, but in any event within thirty (30) days after filing, give Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall (i) promptly, but in any event within thirty (30) days after filing, give Agent written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) promptly, but in any event within thirty (30) days after filing, execute such documents as Agent may reasonably request for Agent to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Agent, either deliver to Agent or file such documents promptly, but in any event within thirty (30) days after filing any such applications or registrations with the United States Copyright Office; (iv) promptly, but in any event within thirty (30) days after filing, provide Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Agent to be filed for Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Agent shall reasonably request to perfect and maintain the perfection and priority of Agent’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of Borrower’s trademarks, patents, copyrights, and trade secrets, (ii) detect infringements of the copyrights, trademarks and patents and promptly advise Agent in writing of material infringements detected and (iii) not allow any material copyrights, trademarks and patents to be abandoned, forfeited or dedicated to the public without the written consent of Agent, which shall not be unreasonably withheld.

(f) Agent may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.14. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Loan Parties’ shall only be obligated to reimburse Agent for one (1) such Intellectual Property Collateral audit in each calendar year. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.14 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.14.

6.15. Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control. As required by federal law and the Agent’s policies and practices, Agent may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, Borrower shall (a) ensure, and cause each other Loan Party to ensure, that no Person who owns a controlling interest in or otherwise controls Borrower or such Loan Party is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

6.16. [Reserved].

6.17. Creation of Subsidiaries. If any Loan Party creates any new Subsidiary, Borrower shall promptly notify Agent of the creation of such new Subsidiary and take all such action as may be reasonably required by Agent to cause such new Subsidiary, if a domestic Subsidiary, to guarantee the Obligations of Borrower under the Loan Documents and to grant a continuing pledge and security interest in and to the collateral of such new domestic Subsidiary (substantially as described on Exhibit B hereto), and Borrower (or the applicable Subsidiary) shall grant and pledge to Agent, a perfected security interest in 100% of the Shares of such new Subsidiary.

6.18. Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (a) provide written notice to Agent of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (b) in good faith take such actions as Agent may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

6.19. Agent Management Call. Borrower will, within 45 days after the close of each Fiscal Quarter of Borrower, at the request of Agent, hold a conference call at a mutually agreeable location and time with Agent on which senior management of Borrower will attend to review and discuss with Agent the financial results of Borrower and its Subsidiaries for the most recently reported period, the financial condition of Borrower and its Subsidiaries, and the projections of Borrower and its subsidiaries for the relevant period and any variances to such projections, and such matters as may otherwise be requested by Agent.

6.20. Further Assurances. At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

6.21. Funds on Deposit Tied to 2023 Audit. For the period between the Closing Date and the date that Borrower delivers to Agent audited consolidated financial statements of the Loan Parties for the fiscal year ended December 31, 2023 prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified on such financial statements of an independent certified public accounting firm selected by Borrower and reasonably acceptable to Agent, which financial statements shall also be in compliance with SEC rules and regulations, Borrower shall at all times have on deposit in bank accounts maintained at Agent no less than $25,000,000.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive this Agreement) are paid in full or for so long as any Lender may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1. Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any other Loan Party to Transfer, all or any part of its business or property, or, subject to Section 6.6, move cash balances on deposit with Agent to accounts opened at another financial institution, other than Permitted Transfers.

7.2. Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year. Change its name or the Borrower State or relocate its chief executive office without 15 days prior written notification to Agent; permit any other Loan Party to change its name or state of organization or relocate its chief executive office without 15 days’ prior written notification to Agent; replace, or permit any other Loan Party to replace, its chief executive officer or chief financial officer (i) without prompt notice to Agent, and (ii) unless a replacement for such officer is approved by such Person’s Board of Directors and engaged by such Person within ninety (90) days after such change; engage in any business, or permit any of the other Loan Parties to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by such Persons; or change or permit any other Loan Party to change, its fiscal year end.

7.3. Mergers or Acquisitions. Enter into any merger or consolidation or permit any other Loan Party to do so; purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person or permit any other Loan Party to do so, other than (i) mergers or consolidations of a Subsidiary into another Subsidiary or (ii) Permitted Acquisitions; or enter into any other transaction outside the ordinary course of Borrower’s or any Loan Party’s business, including any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest except as permitted by Section 7.6. No Loan Party shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person, other than Permitted Investments.

7.4. Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any other Loan Party to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower or any other Loan Party to prepay any Indebtedness, except (i) Indebtedness to Lenders and (ii) credit card payments in connection with corporate credit cards permitted under clause (k) of the definition of Permitted Indebtedness.

7.5. Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any other Loan Party to do so, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any other Loan Party to do so except pursuant to agreements governing Permitted Liens.

7.6. Distributions. Declare or pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock or other applicable equity interest in Parent, except Parent and the other Loan Parties may (a) repurchase the stock of current or former employees, directors, officers or consultants pursuant to stock repurchase agreements as long as no Event of Default shall exist prior to such repurchase and/or would occur after giving effect to such repurchase and provided that the aggregate amount of all such repurchases by Parent and the other Loan Parties does not exceed Two Million Dollars ($2,000,000.00) per fiscal year, (b) convert any of its convertible securities into other equity securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (c) make cash payments in lieu of issuing fractional shares of its stock provided that the amount of such cash payments do not exceed Fifteen Thousand Dollars ($15,000.00) in the aggregate in any fiscal year, (d) pay dividends solely in common stock, (e) make withholdings, holdbacks, tax payments (whether or not such tax is payable by or an obligation of a Loan Party) and repurchases pursuant to Borrower’s and Parent’s restricted stock unit agreements with Farhan Naqvi and/or in connection with restricted stock units issued to Borrower’s employees and consultants as in effect on the Closing Date, (f) Subsidiaries may make dividends and distributions to Loan Parties and (g) pay or declare any dividends or other distributions on Borrower’s Equity Interests (except for dividends payable solely in capital stock or other Equity Interests of such Loan Party and dividends and distributions to Borrowers); provided, that, notwithstanding the foregoing, so long as no Default or Event of Default exists or would result therefrom, Borrower may make quarterly distributions to its members to permit such members to pay estimated federal and state income taxes then required to be made by such members as a result of being taxed on all or a portion of such Borrower’s net income, as a result of Borrower being a limited liability company.

7.7. Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any other Loan Party to do so, other than Permitted Investments, or maintain or invest any of its cash or cash equivalents with a Person other than a Lender or Lender’s Affiliates or permit any other Loan Party to do so, unless such Person has entered into a control agreement with Agent on behalf of Lenders (other than with respect to Restricted Accounts), in form and substance satisfactory to Agent, or suffer or permit any other Loan Party to be a party to, or be bound by, an agreement that restricts such Loan Party from paying dividends or otherwise distributing property to Borrower.

7.8. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, or permit any other Loan Party to do so, except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions permitted by Sections 7.6 and 7.7, (c) the payment of reasonable and customary compensation and indemnification arrangement and benefit plans for directors, officers and employees in the ordinary course of business, (d) employment and severance arrangements entered into in the ordinary course of business.

7.9. Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any other Loan Party to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

7.10. Inventory and Equipment. Store any Material Collateral with a bailee, warehouseman, or similar third party unless the third party has been notified of Agent’s security interest and Agent (a) has received a bailment agreement or other acknowledgment from the third party that it is holding or will hold such Material Collateral for Agent’s benefit, which bailment agreement or other acknowledgment shall be in form and substance satisfactory to Agent in its Permitted Discretion or (b) is in possession of the warehouse receipt, where negotiable, covering such Material Collateral. Except for Inventory sold in the ordinary course of business and except for such other locations as Agent may approve in writing, each Loan Party shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations as are listed on Sections 26 and 27 of the Perfection Certificate or of which Borrower gives Agent prior written notice. No Loan Party shall (a) permit any Equipment to become a Fixture to real property unless such real property is owned by such Loan Party and is subject to a mortgage in favor of Agent, or if such real estate is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent, or (b) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.

7.11. No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or permit any other Loan Party to do so.

7.12. [Reserved].

7.13. Settling of Accounts. During any Default Period, no Loan Party shall settle or adjust any Account without the consent of Lender.

7.14. Permitted Acquisition. No Loan Party shall incur Indebtedness (excluding Revolving Advances) in connection with any Permitted Acquisition in an aggregate amount not to exceed $5,000,000.

7.15. ERISA. Except as disclosed to the Agent in writing, directly or through any ERISA Affiliate, (a) adopt, create, assume or become a party to any Pension Plan, (b) incur any obligation to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

8. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

8.1. Payment Default. If any Loan Party fails to (a) make any payment of principal or interest on any Obligation on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable;

8.2. Covenant Default.

(a) If any Loan Party fails to perform any obligation under Section 6 (other than Sections 6.3, 6.14(a), 6.17 or 6.18) or violates any of the covenants contained in Section 7 of this Agreement; or

(b) If any Loan Party fails or neglects to perform or observe any other term, provision, condition or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Loan Party and Agent and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;

8.3. Material Adverse Change. If a Material Adverse Effect occurs.

8.4. Defective Perfection. If Agent shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Agent’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5. Levy, Seizure or Attachment. If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after the applicable Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Loan Party (provided that no Credit Extensions will be made during such cure period);

8.6. Insolvency. If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7. Other Agreements. If there is a default or other failure to perform in any agreement to which any Loan Party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,000,000 or that would reasonably be expected to have a Material Adverse Effect;

8.8. Subordinated Debt. If any Loan Party makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Agent relating to such Subordinated Debt;

8.9. Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party and the same are not within thirty (30) days after the entry thereof, discharged, paid or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that the Agent shall not be required to make any Credit Extensions (and shall be permitted in their sole discretion to decline to make any Credit Extension) prior to the discharge, stay, or bonding of such judgment, order or decree);

8.10. Misrepresentations. If Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Agent that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results);

8.11. Guaranty. If any guaranty of all or a portion of the Obligations (each, a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or any security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Agent in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor;

8.12. Change in Control. If any Change in Control occurs; or

8.13. Invalidity of Loan Documents. If any Loan Document, including for the avoidance of doubt, and subordination agreement with respect to any Subordinated Debt, ceases for any reason to be in full force and effect, or any party thereto contests in any manner the validity or enforceability of any Loan Document or any Lien granted pursuant thereto, denies that it has any or further liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document.

9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the direction of Required Lenders, shall, at their election, without notice of their election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Agent or Lenders);

(b) [Reserved];

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lenders;

(d) (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill Borrower’s obligations under the Loan Documents and to allow Agent to collect the Accounts or other amounts owed to Borrower; (vii) at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder; (viii) settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order Agent considers advisable; and (ix) exercise the remedies described in Section 9.3;

(e) Make such payments and do such acts as Agent or Required Lenders consider necessary or reasonable to protect the Agent’s security interest (for the benefit of Lenders) in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate in a location reasonably convenient to Agent. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its Lien and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Agent or any Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Agent or any Lender;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent, on behalf of Lenders, is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Agent, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Agent and/or any Lender may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower or any Guarantor.

Agent and Lenders may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2. Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession, cash or deposit such checks or other items of payment or security, and apply to the Obligations all proceeds of such checks or other items; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral and apply all cash sale proceeds to the Obligations; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance and apply to the Obligations all amounts received by Agent pursuant to such policies; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable, and apply to the Obligations all amounts received by Agent in connection with any such settlement and adjustment; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Agent as Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and Agent’s and each Lender’s obligation to provide advances hereunder is terminated.

9.3. Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Agent may notify any Person owing funds to Borrower of Agent’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4. Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Agent deems necessary to protect Lenders from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Agent reasonably deems prudent. In addition, any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent is hereby authorized by Borrower at any time during the existence of a Default or an Event of Default, to make Revolving Advances to, or for the benefit of, Borrower that Agent, in its sole discretion, deems necessary or desirable) (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Credit Extensions and other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement (the “Protective Advances”). Any amounts so paid or deposited by Agent under this Section 9.4 shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.5. Liability for Collateral. Neither Agent nor any Lender has any obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties, absent gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment on the part of the Agent.

9.6. No Obligation to Pursue Others. Neither Agent nor any Lender has any obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Agent may release, modify or waive any Collateral provided by any other Person to secure any of the Obligations, all without affecting Agent’s or Lenders’ rights against Borrower. Borrower waives any right it may have to require Agent or any Lender to pursue any other Person for any of the Obligations.

9.7. Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by it or them, as applicable. No waiver by Agent or Lenders shall be effective unless made in a written document signed on behalf of Agent or Lenders, as applicable, and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Agent or Lenders by course of performance, conduct, estoppel or otherwise.

9.8. Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.  NOTICES.

Unless otherwise provided in this Agreement, all notices, demands and other communications by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements, compliance certificates and other informational documents which may be sent by first-class mail, postage prepaid or e-mail) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:	ILEARNINGENGINES HOLDINGS, INC.
6701 Democracy Boulevard, Suite 300
Bethesda, MD 20817
Attn: [***]
E-mail: [***]

If to Lender:	EAST WEST BANK
535 Madison Ave., 8th Fl.
New York, NY 10022
Attn: [***]
E-mail: [***]

With a copy to:	OTTERBOURG P.C.

230 Park Avenue, 29th Floor
New York, New York 10169
Attention: [***]
E-mail: [***]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE.

11.1. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower, Agent and Lenders each submit to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent and/or Lenders. Each of Borrower, Agent and Lenders expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of Borrower, Agent and Lenders hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of Borrower, Agent and Lenders hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

11.2.  JURY TRIAL WAIVER. BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.3.  JUDICIAL REFERENCE PROVISION. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Los Angeles County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure§ 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.  GENERAL PROVISIONS.

12.1.  Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the prior written consent of the Agent and Required Lenders, which each such consent may be granted or withheld in the Agent’s or such Lender’s sole discretion, as applicable. Agent shall have the right to sell, transfer, assign negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Agent shall not assign its interests in the Loan Documents to any Person who, in the reasonable estimation of Lender, is a direct competitor of Borrower.

12.2.  Indemnification. Borrower shall defend, indemnify and hold harmless Lenders and their respective officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by any Lender, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lenders and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except, in each case, for obligations, demands, claims, liabilities, losses and expenses caused by Agent and or Lenders’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.3.  Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4.  Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5.  Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6.  Amendments in Writing, Integration. All amendments, modifications, waivers and consents to or terminations of this Agreement or the other Loan Documents, must be in writing signed by the Loan Parties and the Required Lenders, and such additional Lenders as set forth below.. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

(a)  Lender Consent. Notwithstanding the foregoing, no amendment, modification, waiver or consent shall:

(i)  extend or increase any commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3 or the waiver of any Default shall not constitute an extension or increase of any commitment of any Lender);

(ii)  reduce or forgive the principal of, or rate of interest specified herein on, any Advance or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the default rate set forth in Section 2.2(b) or to waive the obligation of the Borrower to pay interest at such default rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance or other Obligation or to reduce any fee payable hereunder);

(iii)   postpone any date scheduled for any payment of principal of, or interest on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(v) affect the rights or duties hereunder or under any other Loan Document of the Agent, unless in writing executed by the Agent, in each case in addition to the Borrower and the Lenders required above; or

(vi) change or amend Section 12.12, Section 12.13 or any other provision of this Agreement providing for pro rata treatment of Lenders, in each case, without the written consent of each Lender;

(vii)   release any Guarantor from its obligation under its guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender;

(viii)  release all or substantially all of the Collateral (except as otherwise expressly permitted herein or in the other Loan Documents) without the written consent of each Lender;

(ix) subordinate the Obligations or the Liens granted under the Loan Documents, to any other Indebtedness or Liens, without the written consent of each Lender;

(x) change or amend Section 6.7 without the written consent of Required Lenders, and each Lender as of the Closing Date (which, for the avoidance of doubt, is solely East West Bank).

(b) In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within five (5) Business Days following receipt of notice thereof.

(c) If any Lender is a Non-Consenting Lender, then the Agent may upon notice to such Lender, require such Lender to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments) and obligations under this Agreement and the related Loan Documents to an assignee permitted hereunder that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Non-Consenting Lender shall have received, as applicable, payment of an amount equal to the outstanding principal of its Credit Extensions, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee or the Borrower, as applicable; and

(ii)  the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Agent to require such assignment and delegation cease to apply.

12.7.  Counterparts; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent \constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Lender to accept electronic signatures in any form or format without its prior written consent.

12.8.  Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) remain outstanding or Lenders have any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

12.9.  Confidentiality. In handling any confidential information, Agent and Lenders and all employees and agents of Agent and Lenders shall exercise the same degree of care that each Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lenders in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, (v) to Lenders’ accountants, auditors and regulations, and (vi) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding the foregoing, Borrower hereby consents to Agent and/or any Lender publishing a tombstone or similar advertising material relating to the financial transaction contemplated by this Agreement.

12.10.  Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens as account, all in compliance with the Patriot Act. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents. Agent hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Agent, provide all documentation and other information that Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. Agent will require Borrower to provide identifying information about each beneficial owner or individuals who have significant responsibility to control, manage or direct the legal entity.

12.11.  No Consequential Damages. No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or Agent, shall be liable to any other party to this Agreement or any other Person on any other theory of liability of any special, indirect, consequential or punitive damages.

12.12. Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Credit Extensions, all payments and proceeds in respect of any of the Obligations received by the Agent or any Lender under any Loan Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

first, to the payment of all Lender Expenses of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the other Loan Documents, and any Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

second, to payment of any fees owed to Agent;

third, to the payment of all Lender Expenses of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

fourth, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, would have accrued on such amounts);

fifth, to the principal amount of the Obligations;

sixth, to the payment of all Hedging Obligations;

seventh, to any other Obligations owing to Lender under the Loan Documents; and

eighth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

12.13.  Adjustments; Set-off.

(a) If any Lender (a “Benefitted Lender”) shall at any time exercise any set-off right or receive any payment of all or part of its Revolving Advances, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to bankruptcy or insolvency proceedings or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Advances, or interest thereon, or fees, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Revolving Advances or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Revolving Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, provided that, for the avoidance of doubt but subject to the foregoing provisions of this Section 12.13(a), any Lender shall have the right (without further consent of the Borrower, the Agent or any other Lender), exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of the Borrower.

(b) In addition to any rights and remedies of the Agent provided by law, the Agent shall have the right (without further consent of the Borrower or any other Lender), exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any Obligations, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any branch or agency thereof or bank controlling the Agent to or for the credit or the account of the Borrower.

12.14.  Register. Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each assignment and assumption of any Credit Extensions delivered to it and a register for the recordation of the names and addresses of Agent and its permitted assigns, and the applicable commitments of, and principal amounts (and stated interest) of the applicable Credit Extensions owing to, Agent and its permitted assigns pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Lender, and Lender’s permitted assigns shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties at any reasonable time and from time to time upon reasonable prior notice.

12.15.  Participation.

(a) Borrower agrees that each person to which Lender sells any participation (such person, a “Participant”) shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(f) (it being understood that the documentation required under Section 2.7(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.1; provided that such Participant (i) agrees to be subject to the provisions of Section 2.7 as if it were an assignee under Section 12.1; and (ii) shall not be entitled to receive any greater payment under Section 2.5 or 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation.

(b) If Agent sells any participation, Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Credit Extensions or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit, or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.  AGENT.

13.1.  Appointment and Duties. For the avoidance of doubt and notwithstanding anything else herein:

(a) Each Lender hereby appoints Agent (together with any successor Agent) as agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the other Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents, and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Lenders with respect to any Obligation in any Insolvency Proceeding or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent, Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Under the Loan Documents, Agent (i) is acting solely on behalf of Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

13.2.  Binding Effect. Each Lender, by accepting the benefits of the Loan Documents, agrees that (a) any action taken by Agent in accordance with the provisions of the Loan Documents and (b) the exercise by Agent of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of Lenders.

13.3.  Use of Discretion.

(a) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise; provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable requirement of law.

(b) Agent shall provide copies of the various deliverables provided to it by the Borrower pursuant to clauses 6.2 and 6.9 hereof to the other Lenders; provided that Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity other than its capacity as Agent hereunder.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all Lenders; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising set-off rights in accordance with the terms hereof or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law.

13.4.  Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender), provided that Agent shall be liable for all acts or failures to act of any such Person to the same extent as Agent would be if Agent performed such action. Any such Person shall benefit from this Article 13 to the extent provided by Agent.

13.5.  Reliance and Liability.

(a) Agent may, without incurring any liability hereunder, (i) treat the payee of any note issued hereunder as its holder until such note has been assigned in accordance with the terms of this Agreement, (ii) rely on the Register, (iii) consult with any advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of Agent and its officers, employees, affiliates or agents shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, each Borrower and each other Loan Party hereby waive and shall not assert (and each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment of Agent or, as the case may be, such officers, employees, affiliates or agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.

(c) Each Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of Loan Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent.

13.6.   Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the term “Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender.

13.7.  Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or upon any document (including any offering and disclosure materials in connection with the syndication of the Credit Extensions) solely or in part because such document was transmitted by Agent, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Agent or any of its Related Persons, except to the extent of any costs and expenses resulting from the gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment of Agent or, as the case may be, such officers, employees, affiliates or agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).

13.8.  Expenses; Indemnities.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees, within thirty (30) days after demand therefor, to indemnify Agent (to the extent not reimbursed by any Loan Party), severally and ratably, from and against liabilities that may be imposed on, incurred by or asserted against Agent in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing except to the extent of liabilities resulting from the gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment of Agent or, as the case may be, such officers, employees, affiliates or agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes Agent to apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this Section 13.8(b).

13.9.  Resignation of Agent.

(a) Agent may resign at any time by delivering notice of such resignation to Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 13.9. If Agent delivers any such notice, Lenders shall have the right to appoint a successor Agent. If, after thirty (30) days after the date of retiring Agent’s notice of resignation, no successor Agent has been appointed by Lenders that has accepted such appointment, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent from among Lenders.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

13.10.  Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Agent to release or subordinate the following:

(a) any Subsidiary of Borrower from its guaranty of any Obligation if all of the equity interests of such Subsidiary are sold or transferred in a transaction permitted by the Loan Documents; and

(b) any Lien held by Agent for the benefit of Lenders against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted under clause (n) of the definition of Permitted Lien and (iii) all of the Collateral and all Loan Parties, upon termination of the Revolving Line or the occurrence of the Revolving Maturity Date.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 13.10.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:

ILEARNINGENGINES HOLDINGS, a Delaware corporation

By:	/s/ Harish P.K. Chidambaran
Name:	Harish P.K. Chidambaran
Title:	Chief Executive Officer

LENDERS:

EAST WEST BANK, a California banking corporation

By:	/s/ Jack Grady
Name:	Jack Grady
Title:	Senior Vice President

Loan and Security Agreement

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising “accounts,” as such term is defined in Section 9102 of the UCC, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), general intangibles, payment intangibles, chattel paper (including electronic chattel paper) and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or inventory (including, without limitation, the licensing of digital content, software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Acquisition” means, with respect to any Person, (a) the purchase or other acquisition by such Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by such Person or its Subsidiaries of a controlling interest in (or all or substantially all of) the Equity Interests of any other Person.

“Adjusted EBITDA” means for any period, Net Income (loss), plus (in each case to the extent deducted in determining Net Income for such period) (a) depreciation and amortization expense, (b) non-cash charges, costs or expenses, including non-cash stock-based compensation expense, (c) net interest expense, (d) tax expense, (e) extraordinary or unusual non-recurring charges, costs or expenses, (f) fees and expenses paid or payable in cash incurred or paid by any Loan Party in connection with the Loan Documents, any amendments thereto and the transactions contemplated thereby, (g) transactional fees and costs incurred in connection with the transactions contemplated by the Merger Agreement, Permitted Acquisitions, and Permitted Investments, (h) the amount of “run rate” net cost savings, cost synergies, and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken prior to the end of such period, or with respect to any net cost savings, cost synergies and/or operating expense reductions arising solely as a result of a Permitted Acquisition which are expected to be taken within 18 months of the closing of such Permitted Acquisition, in each case net of the amount of actual benefits realized during such fiscal period from such actions;provided that, such amount shall not exceed $1,000,000 per calendar year, and (i) expenses and charges (including with respect to investments, dividends, joint ventures, sales of assets, costs associated with the incurrence or refinancing of indebtedness, litigation and settlement costs, restructuring and similar charges accruals, reserves, costs and expenses) as may be pre-approved by Agent in Agent’s reasonable discretion.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Affiliate” means, with respect to any Person, any other Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (b) which beneficially owns or holds ten percent (10%) or more of the voting control or equity interests of such Person, or (c) ten percent (10%) or more of the voting control or equity interests of which is beneficially owned or held by such Person.

Exhibit A-1

“Approved Fund” means any Fund that is administered or managed by (a) Agent, (b) an Affiliate of Agent or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Applicable Margin” means three and one half of one percent (3.50%).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.2(d)(iv).

“Availability” means, at any time, the amount, if any, by which (a) the Maximum Revolving Advances Limit exceeds (b) the sum of (i) the outstanding principal balance of the Revolving Advances, and (ii) all applicable Reserves.

“Average Monthly Balance” means the amount derived from adding the ending outstanding balance under the Revolving Line for each day in the month and dividing by the number of days in the month.

“Bank Products” means any service or facility extended to any Loan Party by Agent or any Affiliate of Lender, or procured for such Loan Party from any third party by Agent or any Affiliate of Agent by means of a full-recourse agreement or other credit support extended to such third party including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) letters of credit, or (h) Hedging Agreements.

“Base Rate” means, for any day, a per annum rate equal to the Adjusted Term SOFR for a one- or three-month interest period as of such day, plus 3.75%; provided, that in no event shall the Base Rate be less than 4.00%.

“Base Rate Loan” means the portion of any Revolving Advance that bears interest based on the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10.

Exhibit A-2

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated bilateral credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Exhibit A-3

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)   a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under this Agreement or any Loan Document in accordance with Section 2.10.

Exhibit A-4

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Lender.

“Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California, are authorized or required to close.

“Capital Expenditures” means with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by the Loan Parties during such period that are required by GAAP, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of the Loan Parties.

“Change in Control” means (a) an event (or series of events) by which any Person (other than the shareholders as of the Closing Date), entity or “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 and/or 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 40% of the shares of any class of stock then outstanding of Parent entitled to vote in an election of directors (or equivalent governing body) of Parent, who did not have such power before such transaction; or (b) Parent shall cease to own 100% of the equity interests of each of its Subsidiaries, other than in connection with a transaction permitted pursuant to this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chief Executive Office State” means Maryland, the state in which Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, all as in effect from time to time.

Exhibit A-5

“Collateral” means the property described on Exhibit B attached hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit D, with appropriate insertions.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnity obligations entered into in connection with any acquisition or any disposition permitted hereunder. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Controlled Group” means a controlled group of corporations as defined in 26 U.S.C. § 1563.

Exhibit A-6

“Copyrights” means, collectively:

(a)	All present and future United States registered copyrights and copyright registrations (including all of the exclusive rights afforded a copyright registrant in the United States under 17 U.S.C. Section 106 and any exclusive rights which may in the future arise by act of Congress or otherwise), and all present and future applications for copyright registrations (including applications for copyright registrations of derivative works and compilations) (collectively, “Registered Copyrights”), and any and all royalties, payments and other amounts payable to any Loan Party in connection with Registered Copyrights, together with all renewals and extensions of Registered Copyrights, the right to recover for all past, present and future infringements of Registered Copyrights, and all computer programs and tangible property embodying or incorporating Registered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto; and

(b)	All present and future copyrights, Mask Works, computer programs and other rights subject to (or capable of becoming subject to) United States copyright protection which are not registered in the United States Copyright Office (collectively, “Unregistered Copyrights”), whether now owned or hereafter acquired, and any and all royalties, payments, and other amounts payable to any Loan Party in connection with Unregistered Copyrights, together with all renewals and extensions of Unregistered Copyrights, the right to recover for all past, present and future infringements of Unregistered Copyrights, and all computer programs and all tangible property embodying or incorporating Unregistered Copyrights, and all other rights of every kind whatsoever accruing thereunder or pertaining thereto.

“Credit Extension” means each Revolving Advance, or any other extension of credit by Lenders to or for the benefit of Borrower hereunder.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Period” means the period of time commencing on the day an Event of Default occurs and continuing through the date the Event of Default has been cured or waived.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, or (B) under the Iran Sanctions Act, as amended, section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 “Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran’s Energy and Petro-chemical Sectors,” effective November 21, 2011 (collectively, “Sanctions”) or

Exhibit A-7

(iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Loan Party’s business or facilities owned or operated by any Loan Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Loan Party has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of Borrower’s Controlled Group, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“Event of Default” has the meaning assigned in Section 8.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of or grant of security interest by such Loan Party becomes effective with respect to such related Swap Obligation (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Loan Party).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, Agent or any other recipient of any payment hereunder or under any other Loan Document, (a) Taxes imposed on or measured by overall gross or net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Agent with respect to an applicable interest in a Credit Extension pursuant to a Law in effect on the date on which (i) Agent acquires such interest in the Credit Extension or (ii) Agent changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Agent became a party hereto or to Agent immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.7(f), and (d) withholding Taxes imposed under FATCA.

Exhibit A-8

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiscal Year” means each twelve (12) month accounting period of the Loan Parties, which ends on December 31 of each year.

“Fixed Charge Coverage Ratio” shall mean, for the applicable measurement period, the ratio of (i) Adjusted EBITDA, minus unfunded Capital Expenditures, minus unfunded distributions, to (ii) the sum of Borrower’s principal and interest payments on Indebtedness.

“Floor” means four percent (4.00%) per annum.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including capitalized lease obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations, all Subordinated Debt and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided, that the principal amount of all Subordinated Debt owing to Experion Technologies, FZ LLC shall not constitute “Funded Debt.”

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person that now or in the future guarantees the Obligations of Borrower under the Loan Documents pursuant to a document in form and substance satisfactory to Agent in its Permitted Discretion.

Exhibit A-9

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreements” means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreements. The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with GAAP.

“Increasing Lender” shall have the meaning set forth in Section 2.11 hereof.

“Indebtedness” of a Person means at any time the sum at such time of: (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person; (c) lease indebtedness, liabilities and other obligations of such Person with respect to capital leases; (d) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (e) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (f) any obligation of such Person or a commonly controlled entity to a multi-employer plan; and (g) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; but excluding (i) trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due (other than trade payables subject to a good faith dispute), (ii) accruals for payroll and deferred compensation arrangements, in each case, not past due and incurred in the ordinary course of business, (iii) royalty payments not past due and payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP consistently applied.

Exhibit A-10

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning assigned in Section 5.9.

“Interest Expense” means, for any period, for the Loan Parties on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (excluding closing costs associated with this transaction) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets during such period, plus (b) all payments made under interest rate Hedging Agreements during such period to the extent not included in clause (a) of this definition, minus (c) all payments received under interest rate Hedging Agreements during such period, plus (d) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lender Expenses” means all costs or expenses (including attorneys’ fees and expenses (which shall be reasonable prior to the occurrence and continuance of an Event of Default), whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; Collateral field examination fees; and Agent and Lenders’ attorneys’ fees and expenses (which shall be reasonable prior to the occurrence and continuance of an Event of Default) (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses (which shall be reasonable prior to the occurrence and continuance of an Event of Default) of appeal), at any time, including before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Leverage Ratio” means the ratio of (i) all Funded Debt to (ii) Adjusted EBITDA.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, judgment lien, assignment, financing statement, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law, all whether perfected or unperfected.

Exhibit A-11

“Liquidity” means, as of any date of determination, the sum of (a) Borrower’s unrestricted cash and cash equivalents held with Agent or held at another financial institution and subject to an account control agreement or other appropriate instrument in favor of Agent and in form and substance reasonably satisfactory to Agent, plus (b) the lesser of (i) the Maximum Revolving Advances Limit, or (ii) the Maximum Revolving Advances Limit minus the outstanding amount of all Revolving Advances.

“Loan Documents” means, collectively, this Agreement and all other agreements, instruments and documents, including promissory notes, guaranties, deeds of trust, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower, any other Loan Party or any other Person and delivered to Agent or to any parent, Affiliate or Subsidiary of Agent in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Loan Party” means Borrower and each Guarantor, and ” Loan Parties” means Borrower and all Guarantors, collectively.

“Loan Party’s Books” means all of each Loan Party’s books and records including: ledgers; records concerning such Loan Party’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Mask Works” means mask works or similar rights available for the protection of semiconductor chips, whether now owned or hereafter acquired by any Loan Party.

“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, financial condition or operations of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability the Loan Parties and their Subsidiaries taken as a whole, to perform their respective obligations under the Loan Documents as they become due; or (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against the Loan Parties and their Subsidiaries taken as a whole; or (ii) the rights and remedies of Agent under or in respect of any Loan Document.

“Material Collateral” means Collateral with an aggregate value in excess of $1,000,000.

“Maximum Revolving Advances Limit” means $40,000,000.

“Merger Agreement” shall mean the Agreement and Plan of Merger and Reorganization including all exhibits and schedules thereto dated as of April 27, 2023 between ARROWROOT ACQUISITION CORP., ARAC MERGER SUB, INC. and Borrower.

Exhibit A-12

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate contributes or is obligated to contribute.

“Negotiable Collateral” means all of each Loan Party’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, Documents, documents of title and Chattel Paper, and each Loan Party’s Books relating to any of the foregoing.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.6 and (b) has been approved by the Required Lenders.

“Net Income” means, as calculated on a consolidated basis for Parent and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for Taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Revolving Advances, (b) [reserved], (c) all liabilities of any Loan Party to each Lender or to any Affiliate of any Lender arising out of or relating to Bank Products, (d) Lender Expenses, (e) Hedging Obligations of any Loan Party, and (f) all other fees and commissions (including Lender Expenses), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Loan Parties and each of their respective Subsidiaries to each Lender or to any parent, affiliate or subsidiary of each Lender of every kind, nature and description, direct or indirect, primary or secondary, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether several, joint, or joint and several, and whether or not evidenced by any note, and including any debt, liability or obligation owing from any Loan Party to others that each Lender may have obtained by assignment or otherwise, and interest and fees that accrue after the commencement by or against any Loan Party of any bankruptcy or similar proceeding, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, Obligations shall not include any Excluded Swap Obligation.

“OFAC” means the United States Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment at the request of a Loan Party).

Exhibit A-13

“Overadvance” means that the aggregate outstanding Revolving Advances on any date exceeds the Maximum Revolving Advances Limit.

“Owner” means with respect to Borrower, each Person having legal or beneficial title to an ownership interest in Borrower or a right to acquire such an interest.

“Parent” means any ILEARNINGENGINES, INC., a Delaware corporation.

“Participant” has the meaning assigned in Section 12.15(a).

“Participant Register” has the meaning assigned in Section 12.15(b).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” means a form substantially similar to Exhibit C attached hereto, with appropriate insertions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Loan Party or any ERISA Affiliate and covered by Title IV of ERISA.

“Perfection Certificate” means the Perfection Certificate prepared by Borrower and approved by Lender, dated as of the date hereof and updated from time to time as required or permitted by the terms of this Agreement.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Agent pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lenders.

“Permitted Acquisition” means any acquisition that meets the following requirements:

(a)	both immediately before and immediately after the consummation of such Acquisition, no Event of Default shall have occurred and be continuing or result therefrom;

(b)	the Acquisition shall be with respect to an operating company or division or line of business that engages in, and that substantially all of the sales and operating profits generated by such company or division or line of business are in, a line of business substantially similar, reasonably related, or ancillary to the principal business in which the Loan Parties are engaged;

(c)	the board of directors (or other comparable governing body) of the Person to be acquired or owning such assets or equity securities (and, if required, the holders of any equity securities in such Person) shall have duly approved such Acquisition, and neither such Person nor any equity holder in such Person shall have announced that it will oppose such acquisition nor shall there have been commenced any action which alleges that such Acquisition will violate applicable law;

Exhibit A-14

(d)	Agent shall have received written notice not less than ten (10) Business Days’ prior to the closing of the proposed Acquisition and such information with respect thereto as Agent may reasonably request, including (i) the proposed date and amount of the Acquisition, (ii) a list and description of the assets or equity securities to be acquired and (iii) the total purchase price for the assets or equity securities to be purchased (and the terms of payment of such purchase price); and Agent shall receive promptly, and in event within twenty (20) Business Days after the closing of such Acquisition, a Perfection Certificate with respect to any new Loan Party;

(e)	the total upfront cash consideration for all such Acquisitions shall not exceed $5,000,000 in any fiscal year;

(f)	the target shall have a positive EBITDA, calculated in accordance with GAAP immediately prior to such Acquisition;

(g)	no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such Acquisition; and

(h)	any assets acquired in any such Acquisition shall constitute Collateral (except to the extent assets are expressly excluded from Collateral as provided in Exhibit B hereto), free and clear of Liens other than Permitted Liens and Agent shall have received a first-priority security interest in all such acquired Collateral (subject to Permitted Liens), subject to documentation satisfactory to Agent and Permitted Liens; and any Person that is a domestic entity acquired in any such Acquisition (and any Subsidiaries of such Person) shall become a Loan Party and a direct or indirect Subsidiary of Parent. ” Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Indebtedness” means:

(a)	Indebtedness of the Loan Parties in favor of Lenders arising under this Agreement or any other Loan Document;

(b)	Hedging Obligations of the Loan Parties in favor of any Lender or any Affiliate of any Lender;

(c)	Indebtedness existing on the Closing Date and disclosed in Section 36 of the Perfection Certificate;

(d)	Indebtedness not to exceed $500,000 in the aggregate in any fiscal year of the Loan Parties secured by a Lien described in clause (d) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

Exhibit A-15

(e)	unsecured Subordinated Debt incurred after the Closing Date in an aggregate principal amount outstanding at any time not to exceed $18,000,000;

(f)	Indebtedness to trade creditors incurred in the ordinary course of business;

(g)	Indebtedness arising from the endorsement of instruments for deposit or collection in the ordinary course of business;

(h)	unsecured Indebtedness arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions;

(i)	intercompany Indebtedness constituting Subordinated Debt among or between Loan Parties and other Permitted Investments to the extent constituting Indebtedness;

(j)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, not to exceed $1,500,000 of premiums in the aggregate outstanding at any time;

(k)	Indebtedness incurred in the ordinary course of business in connection with corporate credit cards issued for the benefit of the Loan Parties, not to exceed $250,000 in the aggregate outstanding at any time;

(l)	Indebtedness arising from judgments not constituting an Event of Default;

(m)	Indebtedness with respect to and resulting from customer deposits and advance payments received by them in the ordinary course of business;

(n)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(o)	unsecured Indebtedness in the form of purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with Permitted Acquisitions;

(p)	other Indebtedness in an aggregate principal amount not to exceed $500,000 with respect to Parent and its Subsidiaries outstanding at any time; and

(q)	extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the applicable Loan Party.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Perfection Certificate;

(b)	Investments made pursuant to Hedging Agreements with any Lender or any Affiliate of any Lender;

Exhibit A-16

(c)	marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lenders’ certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Lenders’ money market accounts;

(d)	Investments consisting of Cash Equivalents;

(e)	repurchases of stock from former employees or directors of any Loan Party or any Subsidiary permitted by Section 7.6;

(f)	Investments accepted in connection with Permitted Transfers;

(g)	Investments (i) of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $1,000,000 in the aggregate in any fiscal year (ii) pursuant to customary cost plus, transfer pricing or similar agreements entered into in the ordinary course of business;

(h)	Investments made by any Loan Party in another Loan Party;

(i)	Investments in joint ventures, corporate collaborations, or strategic alliances and minority equity Investments; provided, that, the aggregate amount of all such Investments shall not exceed $500,000 in any fiscal year;

(j)	Investments consisting of Permitted Acquisitions;

(k)	to the extent constituting an Investment, guaranties of Permitted Indebtedness;

(l)	Investments not to exceed $250,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Loan Party pursuant to employee stock purchase plan agreements approved by the applicable Loan Party’s board of directors (or similar governing body);

(m)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Loan Party’s business;

(n)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

(o)	other Investments not to exceed $1,000,000 in the aggregate per year.

Exhibit A-17

“Permitted Liens” means:

(a)	statutory Liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which the Loan Parties have maintained adequate reserves;

(b)	Liens or security interests in favor of Agent, for the benefit of Lenders;

(c)	zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect;

(d)	Liens in connection with purchase money indebtedness with respect to Equipment and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases;

(e)	Liens set forth in Section 37 of the Perfection Certificate;

(f)	Liens specifically permitted by Agent in writing;

(g)	Liens for Taxes, assessments and other government charges or levies (i) not yet due or (ii) which are being contested in good faith and by appropriate proceedings and for which the Loan Parties have maintained adequate reserves;

(h)	Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment, social security and similar laws, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(i)	non-exclusive licenses (with respect to intellectual property and other property), leases and subleases of real property granted to third parties and, in each case, not interfering in any material respect with ordinary conduct of business of the Loan Parties;

(j)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)	Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks;

(l)	Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(m)	pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to the Loan Parties;

Exhibit A-18

(n)	Liens on cash and cash equivalents on deposit with Agent and Affiliates of Agent securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with any Loan Party;

(o)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party in the ordinary course of business and not prohibited by this Agreement;

(p)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (d) or (e) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(q)	Liens on insurance proceeds securing the payment of financed insurance premiums to the extent constituting Permitted Indebtedness; and

(r)	judgment Liens in respect of judgments that do not constitute an Event of Default.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by any Loan Party of:

(a)	Inventory in the ordinary course of business;

(b)	non-exclusive licenses and similar arrangements for the use of the property of the Loan Parties in the ordinary course of business;

(c)	worn-out or obsolete Equipment;

(d)	assets of Borrower or any other Loan Party in connection with a transaction or transactions involving Borrower or any other Loan Party permitted pursuant to Section 7.3;

(e)	Transfers consisting of Permitted Liens and Permitted Investments;

(f)	the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the collection thereof not to exceed $100,000 in the aggregate per fiscal year; and

(g)	other assets of the Loan Parties that do not exceed $100,000 in the aggregate with respect to Parent and its Subsidiaries during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including any instrumentality, division, agency, body or department thereof.

Exhibit A-19

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Loan Party or any ERISA Affiliate.

“Register” has the meaning assigned in Section 12.14.

“Regulatory Change” means, with respect to Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court, Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, unless all of the Lenders and Agent agree otherwise in writing, at any time (x) only one Lender holds the total commitments under this Agreement, such Lender and (y) there is more than one Lender which are not Affiliates, then at least two such Lenders who are not Affiliates who together hold more than fifty percent (50%) of the commitments of all Lenders; provided that, for the purposes of this clause (y), the total commitments of the Lenders held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve” means, as of any date of determination, any amount that Lender, in its Permitted Discretion, may establish from time to time for any purpose, including (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of the Loan Parties, or the Collateral or its value, or the enforceability, perfection or priority of Lender’s Lien in the Collateral, (b) to reflect Lender’s judgment in its Permitted Discretion that any collateral report or financial information relating to the Loan Parties and furnished to Agent may be incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which does or would with notice or passage of time or both, constitute an Event of Default, (d) to reflect liability, contingent or otherwise, of Agent or any Affiliate of Agent to any third party in connection with any Bank Product or (e) to reflect liabilities of any Loan Party to any third Person.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Restricted Accounts” means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations (including payroll, payroll Taxes, withheld income Taxes and other employee wage payments) of Borrower (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll, payroll taxes and other employee wage payments), in each case in the ordinary course of business, or (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan.

Exhibit A-20

“Revolving Advance” or “Revolving Advances” means a cash advance or cash advances under the Revolving Line.

“Revolving Line” means a Credit Extension consisting of Revolving Advances of up to the Maximum Revolving Advances Limit.

“Revolving Maturity Date” means April 17, 2027.

“Sanctions” means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority with jurisdiction over Agent or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Shares” means (a) 100% of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary that is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and (b) 65% of the issued and outstanding capital stock, membership units or other securities entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) and 100% of the issued and outstanding capital stock, membership units or other securities not entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) owned or held by Borrower in any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Springing DACA Account” has the meaning set forth in Section 4.5.

“Springing DACA Event” means the occurrence and continuance of an Event of Default.

“SOS Reports” means the official reports from the Secretary of State of the Borrower State and from all other applicable federal, state or local government offices identifying all current security interests filed against the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by any Loan Party that is subordinated in writing to the debt owing by the Loan Parties to Agent and Lenders on terms reasonably acceptable to Agent and the Required Lenders in their sole discretion.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

Exhibit A-21

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(i)	for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(ii)	for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of the Loan Parties connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code as in effect in the State of California, as amended or supplemented from time to time.

Exhibit A-22

DEBTOR:	ILEARNINGENGINES, INC.

SECURED PARTY:	EAST WEST BANK, AS AGENT

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower’’ or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), the commercial tort claims set forth in the Perfection Certificate or otherwise identified to Lender, deposit accounts (excluding Restricted Accounts), documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and intellectual property), goods (including fixtures), instruments (including promissory notes), inventory {including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)	any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, the Collateral does not include (a) assets for which a pledge thereof or a security interest therein is prohibited by applicable law or any agreement permitted hereunder (as long as such agreement is not entered into in contemplation hereof), unless any such prohibition is terminated or rendered unenforceable by the applicable anti-assignment clauses of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable requirements of law notwithstanding such prohibition, (b) any property or assets for which a pledge thereof or a security interest therein would (i) require governmental consent, approval, license or authorization, including any governmental licenses or state or local franchises, charters and authorizations or (ii) require other third party consent, approval, license or authorization or create a right of termination in favor of any third party party to such agreement, in each case, to the extent any such pledge or security interest is prohibited or restricted thereby, other than, in each case, to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable requirements of law notwithstanding such prohibition, (c) Restricted Accounts, (d) any United States “intent-to-use” trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; and (e) more than 65% of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Loan Party in any foreign Subsidiary.

All terms above have the meanings given to them in the UCC, as amended or supplemented from time to time.

Exhibit B-1

EXHIBIT C

PAYMENT/ADVANCE FORM

Exhibit C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Exhibit D-1

EXHIBIT E

CLOSING CHECKLIST

Exhibit E-1

EXHIBIT F-1

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F-1-1

EXHIBIT F-2

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F-2-1

EXHIBIT F-3

U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F-3-1

EXHIBIT F-4

U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F-4-1

EXHIBIT G

Business Projections and Budget

Exhibit G-1